Exhibit 10.1
Stock Redemption Agreement

This Stock Redemption Agreement (this “Agreement”), dated December 19, 2023, is entered into by LINICO Corporation, a Nevada corporation (the “Company”), Comstock Inc., a Nevada corporation (“Comstock”), and Aqua Metals, Inc., a Delaware corporation (“Aqua Metals”). Comstock, Aqua Metals and the Company are collectively referred to herein as the “Parties.”

Aqua Metals currently owns 2,453 Series A Preferred shares and 500,000 common shares equaling 2,361,115 common stock equivalents (“Shares”) of the Company.

Aqua Metals desires to sell to the Company, and the Company desires to purchase from Aqua Metals, the Shares.

The Company hereby agrees to purchase, and Aqua Metals hereby agrees to sell, the Shares for the total purchase price of $600,000 (“Purchase Price”), payable in twelve installments (“Installments”) of $50,000, with the first installment due on January 31, 2024, and the next eleven installments due on the last day of the next succeeding eleven months. Upon execution and delivery of this Agreement, Aqua Metals shall cause the Shares to be delivered to the Company, whereupon the Company shall immediately cancel such shares and Aqua Metals sole rights with respect to the Company thereafter shall be the right to receive cash payments as further described above.

Comstock hereby guarantees to Aqua Metals, its successors and assigns, the Company’s obligation to make full, timely, and faithful payment to the Aqua Metals for the Purchase Price and all Installments owed to Aqua Metals hereunder. Comstock agrees that it shall not be released from its obligations hereunder by reason of any change to this Agreement nor shall Comstock’s obligations hereunder be altered or impaired by any delay by any party to this Agreement in enforcing the terms and obligations of this Agreement, it being the intention that Comstock shall remain fully liable hereunder, notwithstanding any such event. The obligations of Comstock hereunder shall not be altered, limited, or affected by any proceeding, voluntary or involuntary, involving the receivership of the Company (or any of its assets) or any bankruptcy or other insolvency or liquidation of the Company or any other person or entity.

Aqua Metals hereby agrees to cause Steve Cotton and Judd Merrill to resign from all positions as officers, directors, agents or otherwise of the Company, effective upon the execution and delivery of this Agreement.

Each of the Parties represents and warrants:

The execution, delivery and performance by each party of this Agreement are within such Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action.

The execution, delivery and performance by each Party of this Agreement do not and will not (A) contravene the terms of any of such Party’s organization documents, (B) conflict with or result in any default, breach or contravention of, or the creation of any encumbrance, or require any payment of any other contractual obligation of such Party; or (C) violate any law.

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This Agreement constitutes a legal, valid, and binding obligation of such Party that is enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

-Signature page to follow-

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LINICO Corporation

Signature: /s/ Corrado DeGasperis
Email: degasperis@comstockinc.com
Corrado DeGasperis, Executive Chairman

Comstock Inc.

Signature: /s/ Corrado DeGasperis
Email: degasperis@comstockinc.com
Corrado DeGasperis, Executive Chairman and CEO

Aqua Metals, Inc.

Signature: /s/ Steve Cotton
Email: steve.cotton@aquametals.com
Steve Cotton, CEO

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